Exhibit 4.2

CRESCENT POINT ENERGY CORP.

RESTRICTED SHARE BONUS PLAN

1.	Defined Terms

Where used herein, the following terms shall have the following meanings, respectively:

(a)	"Arrangement" means the plan of arrangement involving Crescent Point, the Trust and certain other parties completed July 2, 2009;

(b)	"associate" has the meaning ascribed thereto in subsection 1(c) of the Securities Act (Alberta);

(c)	"Board" means the board of directors of Crescent Point;

(d)	"Business Day" means a day on which there is trading on the Toronto Stock Exchange or such other stock exchange on which the Common Shares are then listed and posted for trading, and if none, a day that is not a Saturday or Sunday or a national legal holiday in Canada;

(e)	"Cause" in relation to the termination of the employment of any Participant with Crescent Point or its Subsidiaries, has the meaning as such term is defined in the Participant's employment agreement with Crescent Point or its Subsidiaries, or, if such term is not so defined or if the Participant has not entered into an employment agreement with Crescent Point or its Subsidiaries, then as such term is defined by applicable law;

(f)	"Change of Control" means (i) the successful completion of a take-over bid in respect of Crescent Point; (ii) the issuance to or acquisition by any person, or group of persons acting jointly or in concert of (A) more than 50% of the outstanding Common Shares; or (B) more than 33⅓% of the outstanding Common Shares and the election or appointment by such person or persons of their nominees as a majority of the Board, and (iii) the sale of all or substantially all of the assets of Crescent Point;

(g)	"Common Shares" means the common shares in the capital of Crescent Point;

(h)	"Crescent Point" means Crescent Point Energy Corp. (formerly Wild River Resources Ltd.) and includes any successor entity thereof;

(i)	"Consultant" means an individual other than an employee or an officer of Crescent Point or any of its Subsidiaries, that (a) is engaged to provide on a bona fide basis consulting, technical, management or other services to Crescent Point and such individuals or a company of which such individual is an employee or shareholder, and (b) in the reasonable opinion of the Board, spends or will spend a significant amount of time and attention on the affairs and business of Crescent Point or its Subsidiaries;

(j)	"Dividend Amount" has the meaning given thereto in section 3.2;

(k)	"Equity Award Value" means, with respect to each Restricted Share granted under the Plan, the closing price of the Common Shares on the Toronto Stock Exchange on the most recent trading day prior to the date of grant of such Restricted Share;

(l)	"Expiry Date" means, with respect to a Vested Restricted Share, December 31 of the third year following the year in which the grant of the Vested Restricted Shares related;

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(m)	"Fair Market Value" with respect to a Vested Restricted Share as at any date means the weighted average of the prices at which the Common Shares traded on the Toronto Stock Exchange (or, if the Common Shares are not then listed and posted for trading on the Toronto Stock Exchange, on such stock exchange in Canada on which the Common Shares are then listed and posted for trading as may be selected for such purpose by the Board) for the five (5) trading days on which the Common Shares traded on the said Exchange immediately preceding such date. In the event that the Common Shares are not listed and posted for trading on any stock exchange, the Fair Market Value shall be the fair market value of the Common Shares as determined by the Board in their discretion, acting reasonably and in good faith.

(n)	"Grant Agreement" means the agreement between Crescent Point and a Participant substantially in the form of Schedule I under which a Restricted Share is granted, together with such amendments, deletions or changes thereto as are permitted under the Plan;

(o)	"Grant Date" means the date upon which a Restricted Share is granted pursuant to the terms of the Plan;

(p)	"Insider" means any insider, as such term is defined in the Toronto Stock Exchange Company Manual;

(q)	"Leave" means any unpaid leave of absence including educational, maternity, parental, short term disability, long term disability or other approved unpaid leaves of absence;

(r)	"Leave Period" means the time period during which a Participant on Leave is on the Leave in question;

(s)	"Non-employee Director" means a member of the Board that is not an employee of Crescent Point;

(t)	"Participant" means a director, officer or employee of Crescent Point or a Subsidiary of Crescent Point or a Consultant, in each case which, in the opinion of the Board, is or holds an appropriate position in or with Crescent Point or a Subsidiary of Crescent Point to warrant participation in this Plan;

(u)	"Participant on Leave" means a Participant who is on Leave;

(v)	"Payout Amount" means, with respect to each Vested Restricted Share, the Fair Market Value of such Vested Restricted Share on the Redemption Date, plus the accrued Dividend Amount in respect of such Vested Restricted Share to the extent such accrued Dividend Amount has not already been paid to the Participant;

(w)	"Plan" means this Crescent Point Restricted Share Bonus Plan made effective as of July 2, 2009, as the same may be amended or varied from time to time;

(x)	"Redemption Date" means the date upon which Crescent Point receives or is deemed to have received a Redemption Notice from a Participant which, for greater certainty, shall not be later than 15 Business Days prior to the Expiry Date with respect to a Vested Restricted Share;

(y)	"Redemption Notice" has the meaning ascribed thereto in Section 6.1 hereof;

(z)	"Restricted Share" means a restricted share granted pursuant to Article 3 of this Plan;

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(aa)	"Share Compensation Arrangement" means a share option, share option plan, employee share purchase plan or any other compensation or incentive mechanism of Crescent Point involving the issuance or potential issuance of Common Shares to one or more service providers (as defined in the Toronto Stock Exchange Company Manual), including a share purchase from treasury which is financially assisted by Crescent Point by way of a loan, guaranty or otherwise;

(bb)	"Subsidiary", in relation to Crescent Point, means any body corporate, trust, partnership, joint venture, association or other entity of which more than 50% of the total voting power of shares or units of ownership or beneficial interest entitled to vote in the election of directors (or members of a comparable governing body) is owned or controlled, directly or indirectly, by Crescent Point;

(cc)	"take-over bid" means a "take-over bid" as defined in Multilateral Instrument 62-104 - Takeover Bids and Issuer Bids, or any successor legislation thereto, pursuant to which the "offeror" would as a result of such take-over bid, if successful, beneficially own, directly or indirectly, in excess of 50% of the outstanding Common Shares;

(dd)	"Trust" means Crescent Point Energy Trust, which was wound up effective July 2, 2009;

(ee)	"Trust Indenture" means the trust indenture dated as of July 22, 2003, pursuant to which the Trust was settled as amended and restated from time to time;

(ff)	"Trust Units" means the units of the Trust issuable pursuant to the terms of the Trust Indenture;

(gg)	"Trustee" means a trustee of the Trust at the applicable time;

(hh)	"Vested Restricted Share" means any Restricted Share which has vested and become eligible for redemption pursuant to the provisions of Section 5.4 hereof; and

(ii)	"Vesting Date" has the meaning ascribed thereto in Section 5.3 or 5.4 hereof, as applicable.

2.	Purpose of the Plan

2.1	The purpose of the Plan is to provide incentive bonus compensation to Participants, which is calculated based on the grant of Restricted Shares and the appreciation in value of the Common Shares (including dividends payable in respect thereof) from the Grant Date until the Redemption Date, thereby rewarding their efforts in the year of grant and providing additional incentive for their continued efforts in promoting the growth and success of the business of Crescent Point, as well as assisting Crescent Point in attracting and retaining senior management personnel and members of the Board.

3.	Restricted Shares

3.1	The incentive compensation bonus contemplated under the Plan will be granted in the form of Restricted Shares. Where the Board grants Restricted Shares to a Participant, such grant shall be in addition to the Participant's regular compensation for services he or she renders in respect of Crescent Point or any of its Subsidiaries in the year of the grant. Each Restricted Share will give the Participant the right to receive, upon each Vesting Date with respect to such portion of the Restricted Shares which has vested pursuant to the provisions of Section 5.4 hereof and in accordance with the terms of the Grant Agreement relating to such Restricted Share, an amount equal to the Payout Amount.

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3.2	In addition, commencing from and after the Grant Date until the earlier of the Redemption Date or the date on which such Restricted Shares terminate in accordance with the terms of this Plan, an amount shall accrue in respect of each Restricted Share held by such Participant equal to the aggregate amount paid by Crescent Point in dividends per Common Share (the "Dividend Amount"). The Dividend Amount shall be paid upon a Redemption Date, in the same manner as the Vested Restricted Share to which it relates, in accordance with Sections 3.3 and 6.2.

Notwithstanding the foregoing, the Board may, at its election, cause to be paid out to a Participant, at any time and from time to time, any portion of the Dividend Amount so accrued. For greater certainty, if such payment is made in respect of Restricted Shares prior to their respective Vesting Date, such payment may be made in cash only. In the absence of the election to accelerate the payment of a Participant's Dividend Amount pursuant ot this Section 3.2, forfeiture of any unvested Restricted Shares in accordance with Sections 6.3, 6.4 and 6.5 shall result in forfeiture of the Dividend Amount attributable to such forfeited Restricted Shares.

3.3	Upon a redemption by the Participant of any one or more Vested Restricted Shares, the Board shall direct, in its sole discretion, that the Payout Amount owing to a Participant in respect of any one or more redeemed Vested Restricted Shares grant to such Participant be satisfied either:

(a)	subject to Section 3.4, by the issuance from treasury to such Participant of a number of Common Shares which have a Fair Market Value as at the Redemption Date equal to the Payout Amount;

(b)	through open market purchases or purchases pursuant to private transactions with third parties, on behalf of such Participant, of such number of Common Shares that have a Fair Market Value on the Redemption Date equal to the Payout Amount; or

(c)	by the payment to the Participant of an amount in cash equal to the Payout Amount.

Upon the redemption of a Vested Restricted Share as contemplated in Section 5 hereof and pursuant to the terms of a particular Grant Agreement, the Participant shall be entitled to receive and Crescent Point shall issue to the Participant, cause to be purchased on behalf of the Participant or pay to the Participant, as the case may be, within 15 Business Days following the Redemption Date, the number of Common Shares or cash in an amount equal to the Payout Amount as contemplated herein.

3.4	The issuance from treasury by Crescent Point or the purchase of any Common Shares under the Plan on behalf of a Participant pursuant to the provisions of Section 3.3(a) or (b) hereof shall be subject to the requirement that, if at any time counsel to the Board shall determine that the listing, registration or qualification of the Common Shares to be issued or purchased upon any securities exchange or under any law or regulation of any jurisdiction, or the consent or approval of any securities exchange or governmental or regulatory body, is necessary as a condition of, or in connection with, the issuance or purchase of such Common Shares, such Common Shares may not be issued or purchased, as the case may be, unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Board. In addition, any purchase or issuance of Common Shares under the Plan shall be subject to the provision that, if at any time the Board shall determine, in its sole discretion, that it is not reasonably feasible to comply with any condition of any law or regulation of any jurisdiction in which any Participant is resident, including, without limitation, the requirement to deliver to any Participant resident in the United States financial statements of Crescent Point reconciled to U.S. generally accepted accounting principles, which Crescent Point has determined is necessary as a condition of, or in connection with, the issuance or purchase of Common Shares thereunder, such Common Shares may not be purchased on behalf of or issued to such Participant unless such condition is complied with by Crescent Point on terms acceptable to the Board. Nothing herein shall be deemed to require Crescent Point to take any action, refrain from taking any action or to apply for or to obtain any listing, registration, qualification, consent or approval in order to comply with any condition of any law or regulation applicable to the issuance or purchase of any Common Shares hereunder. If Common Shares may not be issued or purchased under the Plan pursuant to this Section 3.4, then Crescent Point shall be required to satisfy the Payout Amount owing at such time to the Participant in cash.

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3.5	Any issuance or purchase of Common Shares or payment of cash under the Plan shall be subject to the provision that Crescent Point may, in its sole discretion, require the Participant to reimburse Crescent Point for any amounts required to be paid by Crescent Point to any taxing or other governmental authority on behalf of the Participant or on its own behalf in respect of the issuance or purchase of the Common Shares or payment of cash to such Participant including, without limitation, excise, employment or income taxes, Canada/Quebec Pension Plan Contributions and Employment Insurance premiums required to be withheld from amounts payable by Crescent Point to the Participant. In lieu thereof, the issuance or purchase of Common Shares or the payment of cash under the Plan is conditional upon Crescent Point's reservation, in its discretion, of the right to withhold, consistent with any applicable law, from any compensation or other amounts payable to the Participant, any amounts required to be paid by Crescent Point to any taxing or other governmental authority on behalf of the Participant or its own behalf under any federal, state, provincial or local law as a result of the issuance or purchase of Common Shares or the payment of cash under the Plan. To the extent that compensation or other amounts, if any, payable to the Participant are insufficient to pay any amounts required to be so paid by Crescent Point, Crescent Point may, in its sole discretion, require the Participant, as a condition to the issuance of Common Shares from treasury or the purchase on his behalf of any Common Shares under the Plan, to pay in cash or by certified cheque to Crescent Point an amount sufficient to cover such liability or otherwise make adequate provision to Crescent Point's satisfaction of its obligations under federal, state, provincial and/or local law, and Crescent Point is authorized, without limitation, (i) to hold the share certificate to which the Participant is entitled upon the issuance or purchase of such Common Shares as security for the payment of such obligation, until cash (through the issuance of dividends in respect of such Common Shares) sufficient to pay that liability has accumulated; (ii) to retain some or all of the Common Shares issuable in connection with such issuance or purchase under the Plan, having a fair market value at the date of the issuance or purchase of such Common Shares which is equal to the amount of Crescent Point's obligations set forth above; or (iii) to direct the Participant's selling broker to withhold from the proceeds realized from the sale of such Common Shares an amount which is equal to Crescent Point's obligations set forth above and to pay such amount directly to Crescent Point.

3.6	Subject to the provisions of Section 4.1 hereof, no Common Shares may be issued to or purchased on behalf of a Participant under the Plan if such issuance, together with issuances under any other Share Compensation Arrangements, could result, at any time, in:

(a)	the number of Common Shares reserved for issuance pursuant to issuances or purchases under the Plan in respect of redeemed Restricted Shares granted to Insiders exceeding 10% of the aggregate issued and outstanding Common Shares;

(b)	the issuance to Insiders, within a one-year period, of a number of Common Shares exceeding 10% of the aggregate issued and outstanding Common Shares; or

(c)	the issuance to any one Insider and such Insider's associates, within a one-year period, of a number of Common Shares exceeding 5% of the aggregate issued and outstanding Common Shares.

3.7	In addition to the limitations set forth in Section 3.6:

(a)	the number of Common Shares that may be issued to Non-employee Directors pursuant to Restricted Shares granted under the Plan (together with those Common Shares which may be issued pursuant to any other Share Compensation Arrangement of Crescent Point) after July 2, 2009 shall not exceed 0.25% of the total number of issued and outstanding Common Shares from time to time on a non-diluted basis; and

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(b)	the Equity Award Value of any grants of Restricted Shares (together with the Equity Award Value of all other rights granted under any Share Compensation Arrangement of Crescent Point) shall not exceed $150,000 per year per Non-employee Director.

4.	Common Shares Subject to the Plan

4.1	The aggregate number of Common Shares which may be issued from treasury pursuant to the Plan is 37,500,000, which number includes 2,415,759 Common Shares that were issuable pursuant to restricted units issued pursuant to the Trust's restricted unit bonus plan, the terms of which were amended pursuant to the Arrangement such that, upon the vesting of such restricted units, the holders of such restricted units will receive that number of Common Shares equal to the number of trust units of the Trust such holder would have otherwise received pursuant to the Trust's restricted unit bonus plan, subject to the adjustment as provided in Article 7 hereof.

4.2	No Restricted Shares shall be granted to any Participant if the total number of Common Shares issuable or purchased on behalf of such Participant under the Plan, together with any Common Shares reserved for issuance to such Participant under Restricted Shares, options to purchase Common Shares for services or any other Share Compensation Arrangement of Crescent Point would exceed 5% of the aggregate issued and outstanding Common Shares.

5.	Grant and Vesting of Restricted Shares

5.1	Each grant of a Restricted Share will be set forth in a Grant Agreement containing terms and conditions required in this Article 5 and such other terms and conditions not inconsistent therewith as the Board, in its sole discretion, may deem appropriate. Before the initial grant of a Restricted Share to a Participant, a copy of the Plan will be delivered to such Participant.

5.2	Restricted Shares may be granted by the Board to any Participant in respect of services rendered (or to be rendered) by the Participant in respect of Crescent Point in the year of the grant.

5.3	Except as otherwise provided herein and subject to the terms hereof, the number of Restricted Shares subject to each grant, the expiration date of each Restricted Share, the Vesting Dates with respect to each grant of Restricted Shares, how the Payment Amount is satisfied and other terms and conditions relating to each such Restricted Share shall be determined by the Board. The Board may, in its discretion, subsequent to the time of granting a Restricted Share hereunder, permit the vesting of all or any portion of an unvested Restricted Share then outstanding and granted to the Participant under this Plan, in which event all such unvested Restricted Shares then outstanding and granted to the Participant shall be deemed to be immediately vested and available for redemption during such period of time as may be specified by the Board.

5.4	Restricted Shares granted hereunder shall, unless otherwise determined by the Board and as specifically set out in the Grant Agreement, vest and become available for redemption as to 33 1/3% on each of the first, second and third anniversaries of the Grant Date (in each case, the "Vesting Date"). Upon the Vesting Date in respect of each Restricted Share, the Participant shall then be entitled to redeem such Vested Restricted Shares in accordance with the provisions of Section 6.1 hereof, and upon such redemption, receive the Payout Amount in respect of such Vested and redeemed Restricted Shares.

5.5	Notwithstanding any other provision of the Plan or a Grant Agreement, Restricted Shares granted hereunder shall terminate, cease to be redeemable and be of no further force and effect after the Expiry Date.

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6.	Redemption of Restricted Shares

6.1	A Restricted Share which has vested and become available for redemption pursuant to the provisions of Section 5.4 hereof may be redeemed by the Participant at any time and from time to time after the Vesting Date and prior to the Expiry Date by delivery to the Board at the registered office of Crescent Point of a written notice of election to redeem (the "Redemption Notice") substantially in the form attached hereto, such election to be addressed to the Board specifying the number of Restricted Shares to be redeemed. If by the close of business on an Expiry Date relating to any Restricted Shares, there remains any Vested Restricted Shares in respect of which a Redemption Notice has not been received by the Board as contemplated herein, such Vested Restricted Shares shall be deemed to have been redeemed and the Board shall be deemed to have received a Redemption Notice immediately prior to the close of business on the Expiry Date in respect of such Vested Restricted Shares. In the case of any deemed redemption pursuant to this Plan, the Payout Amount of the Restricted Shares so redeemed shall be satisfied in the manner determined by the Board, in its sole discretion.

6.2	Crescent Point shall pay or satisfy the Payout Amount to the Participant on the date which is 15 Business Days following a Redemption Date.

6.3	Notwithstanding the provisions of Section 5.4 hereof and subject to any express resolution passed at any time by the Board in respect of the grant of Restricted Shares to any one or more Participants to extend the period of time in which such Restricted Shares may be redeemed, provided that such extension is not beyond the Expiry Date, if a Participant's employment with Crescent Point or its Subsidiaries, as the case may be, is terminated or is alleged to have been terminated for Cause, any Restricted Shares granted to such Participant hereunder which have not yet vested at such time shall terminate and be of no further force or effect from and after the date of such termination.

6.4	Notwithstanding the provisions of Section 5.4 hereof and subject to any express resolution passed by the Board with respect to the grant of Restricted Shares to any one or more Participants, (a) in the event of the resignation or retirement of a Participant as an employee of Crescent Point or its Subsidiaries, or the termination of the employment of a Participant with Crescent Point or its Subsidiaries for any reason other than for Cause (and whether or not such termination is with reasonable notice); (b) where a Participant ceases to be a Consultant; or (c) where a Participant ceases to be a director of Crescent Point or a Subsidiary, as the case may be, and, in each of the above circumstances, where such Participant does not otherwise continue to qualify hereunder as a Participant, any Restricted Shares granted to such Participant hereunder which have not yet vested as at the effective date of such resignation, retirement, termination or ceasing to act, as the case may be, (for the purposes of this Section 6.4, the "Termination Date") shall terminate and become null and void, and such Participant shall have a period of 90 days from the Termination Date or until the Expiry Date for such Vested Restricted Shares, if earlier (for the purposes of this Section 6.4, the "Exercise Period") to redeem any Vested Restricted Shares and, failing such redemption, such Vested Restricted Shares shall be deemed to have been redeemed and the Board shall be deemed to have received a Redemption Notice in respect of such Vested Restricted Shares immediately prior to the close of business on the last day of the Exercise Period.

6.5	Notwithstanding the provisions of Section 5.4 hereof and subject to any express resolution passed at any time by the Board with respect to the grant of Restricted Shares to any one or more Participants to extend the period of time in which such Restricted Shares may be redeemed, provided that such extension is not beyond the Expiry Date, upon the death of a Participant, any Restricted Shares granted to such Participant hereunder which have not yet vested as of the date of the death (for the purposes of this Section 6.5, the "Termination Date") of such Participant shall terminate and become null and void, and any Vested Restricted Shares as at the date of death shall remain available for redemption by the executor, administrator or personal representative of such Participant for a period of one year from the Termination Date or until the Expiry Date in respect of such Vested Restricted Shares, if earlier (for the purposes of this Section 6.5, the "Exercise Period"), and, failing such redemption, such Vested Restricted Shares shall be deemed to have been redeemed and the Board shall be deemed to have received a Redemption Notice in respect of such Vested Restricted Shares immediately prior to the close of business on the last day of the Exercise Period.

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6.6	Notwithstanding the provisions of Section 5.4 hereof and subject to any express resolution passed at any time by the Board with respect to the grant of Restricted Shares to any one or more Participants to extend the period of time in which such Restricted Shares may be redeemed (provided that such extension is not beyond the Expiry Date and is in compliance with the restrictions contained in Section 7 hereof) a Participant on Leave, within the first 120 days of the Leave Period, will continue to remain eligible to be granted Restricted Shares pursuant to this Plan without regard to the Leave and all outstanding Restricted Shares will continue to vest pursuant to Section 5.4 hereof without regard to the Leave. From and including the 121st day of Leave, any unvested Restricted Shares shall immediately terminate and become null and void and any Vested Restricted Shares as at 121st day of Leave shall remain available for redemption by the Participant, or his or her executor, administrator or personal representative for a period of one year from the 121st day of Leave or until the Expiry Date in respect of such Vested Restricted Shares, if earlier (for the purpose of this Section 6.6, the "Exercise Period"), and, failing such redemption, such Vested Restricted Shares shall be deemed to have been redeemed and the Board shall be deemed to have received a Redemption Notice in respect of such Vested Restricted Shares immediately prior to the close of business on the last day of the Exercise Period. Upon return to work following Leave, the Participant on Leave will be eligible to receive grants of Restricted Shares upon the first January 1st, April 1st, July 1st or October 1st following his or her return from Leave.

6.7	Notwithstanding the provisions of Section 5.4 hereof and subject to any express resolution passed at any time by the Board with respect to the grant of Restricted Shares to any one or more Participants to extend the period of time in which such Restricted Shares may be redeemed, provided that such extension is not beyond the Expiry Date, in the event of a Change of Control, all Restricted Shares granted to a Participant hereunder which have not yet vested as of the effective date of such Change of Control shall immediately vest and shall be available for redemption by the Participant as follows:

(a)	in the event of any Change of Control other than by way of a take-over bid, such Restricted Shares shall be available for redemption for a period of 30 days from the effective date of the Change of Control or until the Expiry Date for such Restricted Shares and, failing such redemption, such Restricted Shares shall be deemed to have been redeemed and the Board shall be deemed to have received a Redemption Notice in respect of such Restricted Shares immediately prior to the close of business on the last day of the Exercise period; and

(b)	in the event of a Change of Control arising as a result of a take-over bid, such Restricted Shares shall be available for redemption for a period commencing immediately following the completion of the take-over bid and ending on the earlier of the tenth day following the completion of the take-over bid or the Expiry Date for such Restricted Shares (the for the purpose of this Section 6.7, the "Exercise Period") and, failing such redemption, such Restricted Shares shall be deemed to have been redeemed and the Board shall be deemed to have received a Redemption Notice in respect of such Restricted Shares immediately prior to the close of business on the last day of the Exercise Period.

6.8	For greater certainty, a person's status as a Participant and any grant of Restricted Shares hereunder shall not be affected by the Participant ceasing to be a director, officer or employee of Crescent Point, or a Subsidiary or a Consultant, provided that the Participant continues to otherwise qualify as a Participant hereunder and to be eligible to receive grants of Restricted Shares under the provisions of this Plan.

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7.	Amendment and Termination

7.1	The Board may, at any time and from time to time, amend, suspend or terminate the Plan without approval of the holders of the Common Shares, provided that no such amendment, suspension or termination may be made without obtaining any required approval of any regulatory authority or stock exchange or the consent or deemed consent of a Participant where such amendment, suspension or termination materially prejudices the rights of the Participant.

7.2	Notwithstanding the provisions of Section 7.1, but subject to Section 7.4, the Board may not, without the approval of the holders of the Common Shares, make amendments to the Plan for any of the following purposes:

(a)	to increase the maximum number of Common Shares that may be issued by Crescent Point from treasury pursuant to Restricted Shares granted under the Plan as set out in Section 4.1;

(b)	to extend the Expiry Date of Restricted Shares for the benefit of an Insider; and

(c)	to amend the provisions of Section 3.7 or this Article 7.

7.3	The Board may, at any time and from time to time, without the approval of the holders of the Common Shares of Crescent Point, amend any term of any outstanding Restricted Share (including, without limitation, the vesting and expiry of the Restricted Share), provided that:

(a)	any required approval of any regulatory authority or stock exchange is obtained;

(b)	if the amendments would reduce the Fair Market Value or extend the Expiry Date of Restricted Shares previously granted to Insiders, approval of the holders of the Common Shares of Crescent Point must be obtained;

(c)	the Board would have had the authority to initially grant the Restricted Share under the terms so amended; and

(d)	the consent or deemed consent of the Participant is obtained if the amendment would materially prejudice the rights of the Participant under the Restricted Share.

7.4	If the authorized number of Common Shares as presently constituted is changed by subdivision, consolidation, reorganization, amalgamation, arrangement, merger, reclassification or other like transaction (excluding the payment of dividends), the maximum aggregate number of Common Shares which may be issued from treasury by Crescent Point under Section 4.1 of the Plan and the class of Common Shares which may be issued by Crescent Point or purchased pursuant to Section 4.1 hereof shall, in any case in which an adjustment in the opinion of the Board would be proper, be adjusted so as to appropriately reflect such change.

7.5	The Board shall determine the adjustments to be made pursuant to Section 7.4 hereof.

7.6	Notwithstanding the provisions of this Article 7, should changes be required to the Plan by any securities commission, stock exchange or other governmental or regulatory body of any jurisdiction to which the Plan or Crescent Point now is or hereafter becomes subject, such changes shall be made to the Plan as are necessary to conform with such requirements and, if such changes are approved by the Board, the Plan, as amended, shall be filed with the records of Crescent Point and shall remain in full force and effect in its amended form as of and from the date of its adoption by the Board.

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7.7	Notwithstanding any other provision of this Plan, the Board may at any time by resolution terminate this Plan, provided that any such termination shall not have any effect on previously granted and unvested or unredeemed Restricted Shares.

8.	No Transfer or Assignment of Participants' Rights

8.1	Restricted Shares are not assignable or transferable by a Participant in whole or in part, either directly, by operation of law or otherwise, except through devolution by death or incompetency, and no right or interest of any Participant under the Plan or to receive cash or Common Shares hereunder shall be liable for or subject to any obligation or liability of such Participant.

9.	Administration and Interpretation

9.1	Nothing in the Plan shall be construed as giving any Participant the right to be retained in the employ of Crescent Point or any of its Subsidiaries or any right to any payment whatsoever except to the extent of the benefits provided for by the Plan. Crescent Point and its Subsidiaries expressly reserve the right to dismiss any Participant at any time without liability for the effect which such dismissal might have upon him as a Participant of the Plan other than as expressly provided for herein. No reasonable notice or payment in lieu thereof will extend the period of employment for purposes of the Plan.

9.2	The Plan shall be administered by the Board.

9.3	The board shall have the power, where consistent with the general purpose and intent of the Plan and subject to the specific provisions of the Plan:

(a)	to establish policies and to adopt rules and regulations for carrying out the purposes, provisions and administration of the Plan; and

(b)	to interpret and construe the Plan and to determine all questions arising out of the Plan or the purchase or issuance of Common Shares under the Plan;

provided that, any dispute arising under, or related to, this Plan in respect of any interpretation or determination made by the Board as referred to herein shall be referred to arbitration. Any Participant desiring resolution of a dispute by arbitration shall deliver a written notice to that effect to the Board, at the registered office of Crescent Point, specifying the matter to be so resolved. Such arbitration shall be conducted by a single arbitrator. The arbitrator shall be appointed by agreement between the Participant and Crescent Point or, failing such agreement, within 10 days following the delivery of such notice, such arbitrator shall, upon application by any party, be appointed by the Court of Queen's Bench of Alberta.

The arbitration shall be held in Calgary, Alberta and the procedure to be followed shall be as agreed to by the parties or, failing such agreement, determined by the arbitrator. Except as provided in this Section 9.3, the arbitration shall proceed in accordance with the provisions of the Arbitration Act (Alberta). The arbitrator shall have the power to proceed with the arbitration and to deliver his award notwithstanding the default by any party in respect of any procedural order made by the arbitrator. The decision of the arbitrator shall be final and binding on the parties, and no appeal shall lie therefrom with respect to matters of law, fact, mixed fact and law, or otherwise. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction and enforced accordingly. For the purpose of such proceedings, Crescent Point and each Participant granted Restricted Shares hereunder irrevocably consents to the exclusive jurisdiction and venue (and waives any inconvenient form objection) of the courts located in the Province of Alberta. All costs and expenses of the arbitration, including legal fees on a solicitor and client basis, shall be allocated among Crescent Point and the relevant Participant(s) according to the arbitrator's determination based upon the merit of the respective positions of the parties.

Shareholder Approved Form (2018)

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10.	Liability

10.1	Neither the Board, Crescent Point or any person acting on their direction or authority shall be liable for anything done or omitted to be done by the Board, Crescent Point or any such person with respect to the price, time, quantity or other conditions and circumstances of the issuance or purchase of Common Shares under the Plan or with respect to any fluctuations in the market price of the Common Shares or in any other connection under the Plan, unless such act or omission constitutes wilful misconduct or gross negligence on the part of the Board, Crescent Point or any such person.

11.	Governmental Regulations

11.1	Crescent Point's obligation to issue and deliver or to cause to be purchased and delivered Common Shares under the Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or purchase and sale of such Common Shares.

11.2	Governmental regulations and any stock exchange on which the Common Shares are listed may impose reporting or other obligations on Crescent Point with respect to the Plan. For example, Crescent Point may be required to identify Restricted Shares granted under the Plan on its Common Share ownership records or shareholder information circulars and send tax information to employees and former employees who transfer title to Common Shares acquired under the Plan.

12.	Governing Law

12.1	The Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

13.	Unitholder, Shareholder and Regulatory Approval

13.1	The Board of Directors of Wild River Resources Ltd. approved the adoption of the Plan such adoption to be effective following the completion of the Arrangement, subject to the approval of the Toronto Stock Exchange and the approval of the Arrangement by the holders of the Trust Units (the "Unitholders") and the shareholders of Wild River Resources Ltd. (the "Shareholders") and the completion of the Arrangement in accordance with its terms. The Arrangement was approved by the Unitholders and the Shareholders on June 29, 2009 and the Arrangement was completed on July 2, 2009 and the Plan, was accepted by the Toronto Stock Exchange. Amendments to the Plan were approved by the Board on April 19, 2012, which amendments were subsequently approved by the Shareholders on May 31, 2012 and accepted by the Toronto Stock Exchange. Amendments to the Plan were approved by the Board on April 4, 2014, which amendments were subsequently approved by the Shareholders on May 9, 2014 and accepted by the Toronto Stock Exchange. Amendments to the Plan were approved by the Board on March 8, 2016, which amendments were approved by the Shareholders on May 13, 2016 and accepted by the Toronto Stock Exchange. Amendments to the Plan were approved by the Board on February 28, 2018, which amendments were approved by the Shareholders on May 4, 2018 and accepted by the Toronto Stock Exchange.

14.	U.S. Participants and Section 409A Compliance

14.1	Notwithstanding any other term of the Plan, Restricted Shares granted and Dividend Amounts paid to Participants who are subject to United States federal income taxation ("U.S. Taxpayer") under the Internal Revenue Code of 1986, as amended (the "Code"), shall be taxed in the U.S. in the year in which the Vesting Date occurs in accordance with Sections 5.4 or 6.7 of the Plan. Such taxation shall be in accordance with the principles under the constructive receipt doctrine described in Treasury Regulation Section 1.451-2(a). Upon issuance or purchase of Common Shares, payment of cash, or payment of Dividend Amounts prior to a Redemption Date, a U.S. Taxpayer will be subject to United States federal and state income and employment tax withholding, as applicable, to the extent amounts were not previously included in income, in accordance with Section 3.5 of the Plan.

Shareholder Approved Form (2018)

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14.2	Restricted Shares granted and Dividend Amounts paid to U.S. Taxpayers are intended to be exempt from the requirements of section 409A of the Code and applicable regulations issued hereunder.

Shareholder Approved Form (2018)

APPENDIX FOR U.S. PARTICIPANTS

1.	U.S. Participants and Section 409A Compliance

1.1	Notwithstanding any other term of the Plan, Restricted Shares granted and Dividend Amounts paid to Participants who are subject to United States federal income taxation ("U.S. Taxpayer") under the Internal Revenue Code of 1986, as amended (the "Code"), shall be subject to the provisions of the Plan and the modifications thereof in this Appendix.

1.2	In the event that prior to a Vesting Date provided in Section 5.4, Restricted Shares then outstanding become vested in the Board’s discretion under Section 5.3 of the Plan, such vested Restricted Shares shall be paid to a U.S. Taxpayer on the date which is 15 Business Days following the effective date of such vesting in the form of a single lump sum payment.

1.3	Notwithstanding Section 6.1 of the Plan, each Vesting Date of a U.S. Taxpayer shall be deemed to be a Redemption Date with respect to Restricted Shares that become vested on such Vesting Date, and such U.S. Taxpayer shall be deemed to have submitted a Redemption Notice to the Board for the full number of then Vested Restricted Shares and the Dividend Amount related to such Vested Restricted Shares.

1.4	Notwithstanding the Board’s reserved powers to do so under Section 6.3, 6.5 or 6.6, the Board shall not extend the Redemption Date of Restricted Shares granted to any U.S. Taxpayer.

1.5	Notwithstanding Section 6.7 of the Plan, the Board shall not extend the Redemption Date of Restricted Shares granted to a U.S. Taxpayer under such Section and the Redemption Date of all Restricted Shares that are immediately vested as provided in Section 6.6

(a)	in the case of an event described in Section 6.7(a), shall be deemed to be the effective date of the Change in Control and the Board shall be deemed to have received a Redemption Notice from such U.S. Taxpayer on such Redemption Date; and

(b)	in the case of an event described in Section 6.7(b), shall be deemed to be the day immediately following the completion of the take-over bid, and the Board shall be deemed to have received a Redemption Notice from such U.S. Taxpayer on such Redemption Date.

2.	Interpretation of Plan Provisions

2.1	Restricted Shares granted and Dividend Amounts paid to U.S. Taxpayers are intended to be exempt from the requirements of Section 409A of the Code and applicable regulations or guidance issued thereunder. Accordingly, the Board shall interpret and construe the Plan and take all authorized actions with respect to any U.S. Taxpayer in a manner that is consistent with applicable U.S. Treasury regulations and other guidance issued pursuant to Section 409A of the Code. However, neither the Board, Crescent Point nor any other person connected with the Plan in any capacity makes any representation, commitment or guarantee that any tax treatment shall be applicable with respect to any grant of Restricted Shares, any amounts deferred under the Plan, or any amounts paid to any person hereunder.

Shareholder Approved Form (2018)